UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material under §240.14a-12

GRAFTECH INTERNATIONAL LTD.

(Name of Registrant as Specified In Its Charter)

NATHAN MILIKOWSKY

DANIEL MILIKOWSKY

DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC

THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.

THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION

KAREN FINERMAN

DAVID R. JARDINI

ALAN CARR

FREDERIC BRACE

FIONA SCOTT MORTON

MICHAEL CHRISTODOLOU

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATHAN MILIKOWSKY

DANIEL MILIKOWSKY

DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC

THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.

THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION

KAREN FINERMAN

DAVID R. JARDINI

ALAN CARR

FREDERIC BRACE

FIONA SCOTT MORTON

MICHAEL CHRISTODOLOU

On February 11, 2015, Nathan Milikowsky sent a letter (the “Letter”) relating to GrafTech International Ltd. (the “Company”), a copy of which is filed herewith as Exhibit 1 and incorporated by reference herein, and any descriptions herein of the Letter are qualified in their entirety by reference to the Letter filed herewith.

Important Information

Nathan Milikowsky, Daniel Milikowsky, The Daniel Milikowsky Family Holdings, LLC (“DM Family Holdings LLC”), The Daniel and Sharon Milikowsky Family Foundation, Inc. (“DSM Foundation”), and The Rebecca and Nathan Milikowsky Family Foundation (“RNM Foundation”) (collectively, “Save GrafTech”) and Nathan Milikowsky, Karen Finerman, David R. Jardini, Alan Carr, Frederic Brace, Fiona Scott Morton and Michael Christodolou (the “Nominees”) currently intend to file with the Securities and Exchange Commission (the “SEC”) and begin distributing to the stockholders of GrafTech International Ltd. (the “Company”) a definitive proxy statement (the “Proxy Statement”) in connection with the Company’s 2015 annual meeting of stockholders.

SAVE GRAFTECH AND THE NOMINEES MAY BE DEEMED TO BE “PARTICIPANTS” IN THE SOLICITATION OF PROXIES FROM THE COMPANY’S STOCKHOLDERS WITH RESPECT TO THE ELECTION OF DIRECTORS. INFORMATION ABOUT SAVE GRAFTECH AND THE NOMINEES’ DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IN THE COMPANY IS SET FORTH BELOW. STOCKHOLDERS MAY OBTAIN ADDITIONAL INFORMATION REGARDING THE INTERESTS OF THE PARTICIPANTS BY READING THE PROXY STATEMENT, WHICH WILL BE FILED WITH THE SEC. STOCKHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS REGARDING THE ELECTION THAT MAY BE FILED WITH THE SEC, BEFORE MAKING ANY VOTING DECISIONS. THE PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV, OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: BANKS AND BROKERS CALL COLLECT: (212) 269-5550 AND ALL OTHERS, INCLUDING SHAREHOLDERS, CALL TOLL-FREE: (800) 628-8532.

Nathan Milikowsky beneficially owns 6,509,101 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”); Daniel Milikowsky beneficially owns 8,757,741 shares of Common Stock; DM Family Holdings LLC beneficially owns 5,005,489 shares of Common Stock; DSM Foundation beneficially owns 1,257,360 shares of Common Stock and RNM Foundation beneficially owns 147,360 shares of Common Stock, in each case as set forth in further detail in the Schedule 13D filed by Save GrafTech with the SEC on December 10, 2010, as amended from time to time (the “Schedule 13D”).1

Karen Finerman beneficially owns 28,8802 shares of Common Stock. Ms. Finerman is also the Chief Executive Officer of Metropolitan Capital Advisors, L.P. (“MCA LP”), a New York-based hedge fund that beneficially owns 74,400 shares of Common Stock. MCA LP is affiliated with Metropolitan Capital Advisors International Ltd. and Metropolitan Capital Advisors Select Fund, LP, which beneficially own 35,027 and 77,300 shares of Common Stock, respectively.

David R. Jardini beneficially owns 6,3813 shares of Common Stock. David R. Jardini is the trustee of the David R. Jardini 2010 Qualified Annuity Trust Agreement (the “Jardini Trust”), which beneficially owns 62,500 shares of Common Stock. David R. Jardini’s wife, children and heirs are the beneficiaries of the David R. Jardini 2010 Qualified Annuity Trust Agreement.

Michael Christodolou beneficially owns 20,000 shares of Common Stock.

Nathan Milikowsky holds, directly or indirectly, promissory notes from the Company (“Promissory Notes”) with an outstanding balance of approximately $53,484,196; Daniel Milikowsky holds, directly or indirectly, Promissory Notes with an outstanding balance of approximately $72,981,197; RNM Foundation holds, directly or indirectly, Promissory Notes with an outstanding balance of approximately $478,003; David R. Jardini holds, directly or indirectly, Promissory Notes with an outstanding balance of approximately $4,172,083 and the Jardini Trust holds, directly or indirectly, Promissory Notes with an outstanding balance of approximately $2,276,204, in each case as set forth in further detail in the definitive Schedule 14A filed with the SEC by Save GrafTech, David R. Jardini and Karen Finerman on April 15, 2014.

Nathan Milikowsky, David R. Jardini and Karen Finerman are current directors of the Company. The participants expect that the Nominees, if elected, will be (i) entitled to receive compensation customarily paid by the Company to its non-employee directors; (ii) indemnified for service as a director of the Company to the same extent indemnification is provided to the current directors of the Company; and (iii) covered by the Company’s director and officer liability insurance. The Nominees may be deemed to have an interest in their nominations for election to the Board by virtue of compensation the Nominees will receive from the Company as a director, if elected to the Board.

[1]	The number of shares beneficially owned by Nathan Milikowsky in the Schedule 13D does not include (a) any shares of Common Stock beneficially owned by Daniel Milikowsky, Nathan Milikowsky’s brother, or Rebecca Milikowsky, Nathan Milikowsky’s wife, (b) the unvested portion of the shares of Common Stock granted to Nathan Milikowsky on June 5, 2014 as compensation for his services as a director of the Company or (c) 10,000 stock options that will become exercisable on June 5, 2015 and will allow Nathan Milikowsky to acquire 10,000 shares of Common Stock of the Company at a price of $10.58. Further information related to the unvested portion of the shares of Common Stock granted to Nathan Milikowsky on June 5, 2014 as compensation for his services as a director of the Company and the stock options referred to in this footnote is included in the Form 4 filed with the SEC by the Company on behalf of Nathan Milikowsky on June 9, 2014.

[2]	The number of shares beneficially owned by Karen Finerman does not include (a) the unvested portion of the shares of Common Stock granted to Karen Finerman on June 5, 2014 as compensation for her services as a director of the Company or (b) 10,000 stock options that will become exercisable on June 5, 2015 and will allow Karen Finerman to acquire 10,000 shares of Common Stock of the Company at a price of $10.58. Further information relating to the unvested portion of the shares of Common Stock granted to Karen Finerman on June 5, 2014 as compensation for her services as a director of the Company and the stock options referred to in this footnote is included in the Form 4 filed with the SEC by the Company on behalf of Karen Finerman on June 9, 2014.

[3]	The number of shares beneficially owned by David R. Jardini does not include (a) the unvested portion of the shares of Common Stock granted to David R. Jardini on June 5, 2014 as compensation for his services as a director of the Company or (b) 10,000 stock options that will become exercisable on June 5, 2015 and will allow David R. Jardini to acquire 10,000 shares of Common Stock of the Company at a price of $10.58. Further information relating to the unvested portion of the shares of Common Stock granted to David R. Jardini on June 5, 2014 as compensation for his services as a director of the Company and the stock options referred to in this footnote is included in the Form 4 filed with the SEC by the Company on behalf of David R. Jardini on June 11, 2014.

2

Exhibit 1

February 11, 2015

Mr. Randy Carson

Chairman

GrafTech International Holdings

Suite 300 Park Center I

6100 Oak Tree Boulevard

Independence, OH 44131

Dear Randy,

In response to your letter of January 26, 2015, let me start by saying that I sincerely share your disappointment that we find ourselves facing another proxy contest this year. That being said, I strongly disagree with your suggestion that enough has been done and is being done to save GrafTech (the “Company”). I believe the Company’s performance during the past year speaks for itself in demonstrating to shareholders that management’s actions have been both inadequate and ineffective, that the CEO needs to be promptly replaced and that the Board needs to be reconstituted. Over the past 12 months, GrafTech has continually failed to meet its own forecasts, the business has suffered net losses for the past five quarters, the share price has declined by over 60% and both major credit rating agencies have downgraded the Company’s debt. All of this has occurred in the face of an increasing demand for graphite electrodes and an approximately 3.5% median share price decrease of GrafTech’s peer group, as indicated in the chart below:

To be clear, Save GrafTech is seeking to reconstitute the Board with four new directors precisely because their independence and expertise is urgently needed. None of these individuals has any prior relationship with me, and I expect them to draw upon their experience and independent judgment to do what’s right to fix the business and maximize shareholder value.

As I have indicated previously, we believe the CEO must be replaced immediately and the Save GrafTech slate offers several possibilities for an interim management team to stabilize the present difficult situation and stop the operational hemorrhaging. Both Jake Brace and Alan Carr have relevant operational and restructuring experience. Jake Brace has over 30 years of executive and board level experience and has served as Chief Administrative Officer and Chief Restructuring Officer of The Great Atlantic & Pacific Tea Company and as Chief Financial Officer and Chief Restructuring Officer of United Airlines. Alan Carr has almost 20 years of experience working from both the principal and advisor side of business transactions, including restructurings, mergers and acquisitions. Most recently, Alan was a Managing Director at Strategic Value Partners, LLC, a multi-billion dollar investment firm focused on distressed and special situations, and he currently serves as CEO of Drivetrain, LLC, a fiduciary services business for the distressed investing industry. I believe that either Jake or Alan, both of whom have expressed willingness to serve if asked by the Board to do so, would be terrific in the interim CEO role. In the near term, both David Jardini and I have substantial graphite electrode experience that can be beneficial to the Company and the incoming CEO. Let me be explicitly clear on this point: neither David Jardini nor Jake Brace nor Alan Carr nor I have any interest in being the permanent CEO of GrafTech. I can tell you now that the Save GrafTech slate that I am proposing, which consists of a majority of individuals independent of me, is committed to recruiting a professional management team to guide the intermediate and long-term success of GrafTech, for the benefit of all shareholders, customers and stakeholders.

I am surprised that you characterized my offer to extend the maturity of a significant portion of the senior subordinated notes I hold as “conceptual discussions” that “never became a proposal or offer to which the Board could effectively respond.” I did state, and will reiterate now, that any amendments to the notes would be subject to our being appropriately satisfied with the go-forward management and Board of GrafTech — a condition any reasonable investor would require before agreeing to a meaningful restructuring or refinancing. That being said, and to ensure full transparency, it is important that the Board and all GrafTech stakeholders understand my willingness to make significant concessions if the Company is being steered in the right direction. This is particularly important because, absent an agreed upon restructuring, the $200 million of senior subordinated notes will be payable in full in cash on November 30, 2015. Moreover, as GrafTech is undoubtedly aware, the revolving credit facility’s maturity may be accelerated to August 30, 2015 — which is just over six months away — if a solution for the subordinated notes cannot be achieved before August 30. As a result, I believe it is likely that GrafTech will either need to borrow under its revolving credit facility (to the extent permitted) or explore a refinancing of the notes on terms, conditions and covenants that are typical and customary for high-yield subordinated debt securities issued in a public offering — a type of offering expressly permitted under a recent amendment to GrafTech’s revolving credit facility.

As you may know, I (together with my immediate family) hold approximately $146 million of GrafTech’s $200 million senior subordinated notes. I am also closely affiliated with the holders of the remaining $54 million of notes. The terms of my proposal on the notes are set forth in the attached term sheet, which contemplates a $100 million cash payment (made on a pro rata basis to all holders), together with a restructuring and extension of the remaining $100 million into new subordinated notes that mature in November 2020 and bear an interest rate of 9% per annum. Also, I would personally be willing to accept a disproportionate share of new subordinated notes if other existing holders preferred cash. Of course, these terms would not be binding or definitive until definitive documentation and related details are resolved, and I will recuse myself from the Board’s consideration of this proposal given that I am both the majority holder of the notes and a director of the Company.

If you or any of the other Board members would like to discuss these matters with me further, I am available. As GrafTech’s largest individual shareholder and creditor, I simply want to ensure that the Company is overseen by individuals with the appropriate background and expertise to address GrafTech’s continuing challenges. In the meantime, due to my responsibility to the shareholders, I must move forward with my nomination of a full slate of directors for election at GrafTech’s 2015 Annual Meeting.

Sincerely,

/s/ Nathan Milikowsky

Attachment — Senior Subordinated Notes Term Sheet

GrafTech International Ltd. — Senior Subordinated Notes Term Sheet

This summary of indicative terms and conditions (this “Term Sheet”) summarizes the principal economic terms of a potential restructuring of the Senior Subordinated Notes issued by GrafTech International Ltd. (the “Company”) on November 30, 2010 in an aggregate face amount of $200 million (the “Senior Subordinated Notes”). This document is for discussion purposes only and will not create any binding obligations until such time as any definitive documentation is entered into by the relevant parties.

Cash Payment:	In connection with an agreed upon restructuring of the Senior Subordinated Notes, the Company shall make a payment of $100 million (the “Cash Payment”) to the existing holders of the Senior Subordinated Notes to be distributed on a pro rata basis.

New Senior Subordinated Notes:	The Company shall issue new senior subordinated notes in an aggregate face amount of $100 million (the “New Senior Subordinated Notes”).

Issuer:	The Company.

Holders:	The New Senior Subordinated Notes shall be issued to the current holders of the Senior Subordinated Notes on a pro rata basis; provided, however, and to the extent necessary to facilitate the restructuring, Nathan Milikowsky shall agree to receive a disproportionately greater amount of New Subordinated Notes if other holders express a desire for more of the Cash Payment.

Maturity:	November 30, 2020.

Interest Rate:	9% per annum in cash, payable semi-annually.

Conditions Precedent:	Usual and customary for transactions and facilities of this type.

Representations and Warranties:	Usual and customary for these types of facilities and transactions.